MEMORANDUM

DATE: December 17, 2001

TO: File

FROM: Mark Mohan

RE: Item 77(i): Form N-SAR for Fidelity Capital Trust

Pursuant to a Board approved vote on June 6, 2001, Fidelity Small Cap Selector Fund's name was changed to Fidelity Small Cap Independence Fund on July 15, 2001.